The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT	Subject to Completion	February 24, 2006

(To Prospectus dated February 22, 2006)
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-131520
10,000,000 Shares
Common stock

We are offering all of the 10,000,000 shares of common stock offered by this prospectus supplement.
Our common stock is quoted on The Nasdaq National Market under the symbol “CPHD.” On February 23, 2006, the last reported sale price of our common stock on The Nasdaq National Market was $9.08 per share.
Investing in our common stock involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our common stock in “Risk factors” beginning on page S-8.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total

Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 1,500,000 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any, within 30 days of the date of this prospectus supplement. If the underwriters exercise this option in full, the total underwriting discounts and commissions will be $          , and our total proceeds, before expenses, will be $          .
The underwriters are offering the common stock as set forth under “Underwriting.” Delivery of the shares will be made on or about                     , 2006.
Sole Book-Running Manager
UBS Investment Bank

William Blair & Company	Robert W. Baird & Co.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the prospectus supplement. We have not and the underwriters have not authorized anyone to provide you with information that is different from or in addition to that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. We are not, and the underwriters are not, offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus is accurate as of any date other than as of their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock. Changes may occur after those dates and we may not update this information except as required by law.

Cepheid®, the Cepheid logo, SmartCycler® and GeneXpert® are the registered trademarks of Cepheid. This prospectus supplement and the accompanying prospectus also contain trademarks and service marks of other companies.
In this prospectus supplement, the terms “Cepheid,” “we,” “company,” “us” and “our” refer to Cepheid, a California corporation, and its subsidiary, unless otherwise expressly stated or the context requires otherwise.

S-i

Prospectus supplement summary
This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information that you should consider before buying our common stock in this offering. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk factors,” the financial data and related notes and other information incorporated by reference in this prospectus supplement and the accompanying prospectus.
OUR BUSINESS
We are a molecular diagnostics company that develops, manufactures and markets fully-integrated systems for genetic analysis in the clinical molecular diagnostics, industrial and biothreat markets. Our systems enable rapid, sophisticated molecular testing for organisms and genetic-based diseases by automating otherwise complex manual laboratory procedures. Molecular testing involves a number of complicated and time-intensive steps, including sample preparation, DNA amplification and detection. Our easy-to-use systems integrate these steps and analyze complex biological samples in our proprietary test cartridges. We are focusing our efforts on those applications where rapid molecular testing is particularly important, such as identifying infectious diseases and cancer in the clinical molecular diagnostics market; food, agricultural and environmental testing in the industrial market; and identifying bio-terrorism agents in the biothreat market.
Our two principal instrument platforms are our SmartCycler and GeneXpert systems and modules, and we currently have a combined installed base of approximately 4,300 systems and modules. The SmartCycler, which we began selling in May 2000, integrates DNA amplification and detection to allow rapid analysis of a sample. The GeneXpert system integrates automated sample preparation with our SmartCycler DNA amplification and detection technology. We began shipping GeneXpert modules and anthrax test cartridges in the fourth quarter of 2003 for incorporation into the Biohazard Detection System (“BDS”) developed by a Northrop Grumman-led consortium for use by the United States Postal Service (“USPS”) for the detection of anthrax. There are now approximately 1,100 BDS units with our GeneXpert modules routinely running in approximately 270 US postal facilities. In addition, we are currently fulfilling a purchase order for 2.3 million anthrax test cartridges for use with the BDS, which we expect to complete by the fourth quarter of 2006. We launched the GeneXpert system for stand-alone use in the biothreat market in the third quarter of 2004.
The GeneXpert system, a closed, self-contained, fully-integrated and automated system, represents a paradigm shift in the automation of molecular analysis, producing accurate results in a timely manner with minimal risk of contamination. Our GeneXpert system can provide rapid results with superior test specificity and sensitivity over comparable systems on the market today that are integrated but have open architectures.
We recently launched the GeneXpert system for clinical use in Europe. Contemporaneous with this launch, we introduced our first European clinical molecular diagnostics product for use on the GeneXpert system, a test for detection of BCR/ ABL, a chromosomal abnormality associated with leukemia. In the United States, we have introduced our first clinical research product for use on the GeneXpert system, a Research Use Only (“RUO”) product for detection of BCR/ ABL. We anticipate making our initial 510(k) filings for other products for use on the GeneXpert system during the first half of 2006.
We sell our two instrument platforms through both direct sales and distribution channels worldwide. Our customers cover a broad spectrum, ranging from government organizations, such as the Centers for Disease Control (“CDC”), the United States Department of Agriculture (“USDA”), the United States Food and Drug Administration (“FDA”) and the National Institutes of Health, to major academic medical centers, including the Cleveland Clinic, Johns Hopkins University, Magee-Womens

Hospital, Memorial Sloan-Kettering Cancer Center and Stanford University. Our primary GeneXpert customer to date has been Northrop Grumman for the USPS BDS program.
Starting in 2004, we entered into a number of key licensing arrangements that enhance our ability to expand into new applications to better penetrate our target markets. We entered into patent license agreements with Applera Corporation, through its Applied Biosystems business group and its Celera Diagnostics joint venture, that allow us to sell SmartCycler and GeneXpert real-time polymerase chain reaction (“PCR”) thermal cyclers under Applera’s real-time apparatus patent rights. We also obtained a license from F. Hoffmann-La Roche Ltd. (“Roche”) that provides us with rights under a broad range of Roche patents, which include patents relating to the PCR process, reverse transcription-based methods, nucleic acid quantification methods and real-time PCR detection process and composition, as well as patents relating to methods for detection of viral and cancer targets. More recently, we licensed from DxS Ltd an alternative real-time PCR detection technology, Scorpions, for both the industrial and clinical markets, enabling us to develop certain multiplexed tests and provide quicker time-to-result for selected applications. We intend to actively pursue acquisitions of molecular markers and/or complementary products, technologies or companies that we believe will enable us to further expand our market reach, including in the fields of oncology, infectious diseases and other fields appropriate for molecular diagnostics.
INDUSTRY OVERVIEW
In recent years, significant advances in molecular biology have led to the development of increasingly efficient and sensitive techniques for detecting and measuring the presence of a particular genetic sequence in a biological sample. The three key processing steps in molecular testing are:

▶	Sample preparation— procedures that must be performed to isolate the target cells and to separate and purify their nucleic acids, such as DNA and RNA;

▶	Amplification— a chemical process to make large quantities of DNA from the nucleic acids isolated from the sample; and

▶	Detection— the method of determining the presence or absence of the target DNA or RNA, typically through the use of fluorescent dyes.
Currently, the most widely-used method for molecular testing is to amplify the target sequence using DNA amplification methods such as PCR and to detect the presence of the target using complementary DNA segments tagged with fluorescent dyes that attach to the sequence. The DNA segments that attach to the target DNA sequence are called DNA probes. DNA probes can be designed for any unique genetic sequence and have been developed for many significant infectious disease organisms, including methicillin-resistant Staphylococcus aureus (“MRSA”), group B streptococcus (“GBS”), organisms associated with sexually-transmitted diseases, including human papillomavirus (“HPV”), and many genetic mutations associated with human cancer and with inherited human disorders.
Competing technologies for genetic analysis of a cell or organism generally have the following limitations:

▶	Require highly-skilled technicians and special laboratories. Currently available methods and systems for molecular analysis generally require highly-skilled scientists and technicians in a special laboratory setting, including, in many cases, separate rooms to prevent contamination of one sample by another.

▶	Potential for contamination. We believe that current open-architecture DNA amplification and detection systems carry the risk of specimen-to-specimen carryover or environmental contamination. In addition, such open systems do not permit sequential PCR reactions performed on the same target (“nested PCR”) to be performed without significantly increased risk of contamination.

▶	Sensitivity constraints. Some existing technologies accept and process only very small sample volumes, forcing laboratory technicians to spend significant effort in concentrating larger samples in order to obtain the required level of sensitivity.

▶	Timeliness of result. Current sample preparation, DNA amplification and detection technologies rely on processes that often require hours to complete, rendering results that may not be timely enough to be medically useful. This time-to-result may be further delayed by hours or days due to the limited availability of high-complexity molecular diagnostic services in most hospital environments, or due to the limited operating schedules of these services.

▶	Large and inflexible equipment. Most currently available genetic analysis equipment is large and inflexible and requires a technically complex operating environment.
OUR SOLUTION
We have developed easy-to-use systems that integrate automated sample preparation, DNA amplification and detection. Our systems are designed to handle a variety of different biological samples in a broad range of environments and offer the following key benefits:

▶	Ease of use. Our systems are easy to use and are designed to operate in a wide range of environments, including hospitals, research laboratories, physician offices, public health clinics or industrial settings. In particular, our GeneXpert system automates sample preparation, DNA amplification and detection in a manner that can allow non-technical personnel to conduct sophisticated genetic analysis.

▶	Integration of key steps. Our GeneXpert system integrates automated sample preparation with our SmartCycler DNA amplification and detection technology. This integrated system enables the user to place the specimen in the test cartridge and obtain the result without performing additional interim tasks. This closed, self-contained, fully-integrated and automated system represents a paradigm shift in the automation of molecular analysis, producing accurate results in a timely manner with minimal risk of contamination.

▶	Flexibility of platforms. Our systems are highly flexible. Each test module within an instrument is independently controlled, enabling users to run several different tests, each using a different protocol, beginning at the same or different points in time. In addition, the user does not need to wait for all tests to be completed before starting additional tests. This flexibility allows for testing of multiple samples in a short period of time.

▶	System intelligence. Certain diagnoses require sequential testing to provide additional information to the clinician in order to make an accurate clinical determination. For example, a preferred approach to the detection of MRSA would be to first test for the presence of Staphylococcus aureus, and, if it is present, conduct multiple tests for antibiotic resistance. Without requiring operator intervention, our systems can, in response to results obtained from the first phase of the testing process, automatically select the appropriate next step, including whether to perform a second, independent PCR analysis before concluding the testing process.

▶	Multiple target analysis. With our technology, multiple distinct organisms or diseases in each sample can be simultaneously detected in the same cartridge or disposable reaction tube. For example, one test cartridge or tube could be used to test simultaneously for methicillin-resistant Staphylococcus aureus and methicillin-susceptible Staphylococcus aureus (“MSSA”), for multiple sexually-transmitted diseases, or for multiple organisms causing sepsis.

▶	Greater specificity. Our technology provides greater specificity due to its ability to simultaneously detect, either in the same or sequential reactions, multiple distinct genetic targets within the same organism or disease. This enables built-in confirmation of the target, thereby providing greater confidence in the test result. For example, the USPS has run over two million anthrax tests on the BDS with no false positives.

▶	Enhanced sensitivity. Our GeneXpert test cartridges are designed to optimize the sensitivity of PCR technology through concentration of specimen, efficient target lysis and purification and recovery of target genetic material. Our cartridges are flexible enough to handle a broad range of clinically- appropriate sample volumes, permitting a higher amount of clinical material for a given test, thereby providing the ability to obtain higher concentrations of target genetic material in the cartridge. Our cartridges subsequently enable highly-efficient, automated cell lysis. Finally, our cartridges remove material that may inhibit the test reaction.

▶	Rapid results. Our systems are designed to substantially reduce the time-to-result, allowing results from genetic tests, such as the GBS test, to be timely enough to be medically useful. For example, our GeneXpert system can produce a result from a raw biological sample in as little as 30 minutes, potentially while the patient is still with the physician.
OUR STRATEGY
Our objective is to become the leading supplier of integrated systems and tests for molecular analysis in a variety of environments. Key elements of our strategy to achieve this objective include:

▶	Provide a fully-integrated molecular testing solution to the clinical market. We believe our GeneXpert system will enable us to significantly expand our presence in the clinical market, because we believe this system is the only closed, self-contained, fully-integrated and automated system for molecular testing commercially available. The GeneXpert system will allow healthcare providers to obtain timely, accurate results from a raw biological sample, with minimal risk of contamination. We recently launched the GeneXpert system for clinical use in Europe. In addition, we introduced our first European clinical molecular diagnostics product for use on the GeneXpert system, a test for detection of BCR/ ABL. In the United States, we introduced our first clinical research product for use on the GeneXpert system, a RUO product for detection of BCR/ ABL. We anticipate making our initial 510(k) filings for other products for use on the GeneXpert system during the first half of 2006.

▶	Obtain additional target rights. We expect to continue to expand our collaborations with academic institutions to develop and obtain target rights to various infectious disease and cancer targets. In addition, we will be focusing key business development activities on identifying infectious disease and cancer targets held by academic institutions or commercial operations for potential license or acquisition.

▶	Continue to develop and market new tests. We plan to capitalize on our strengths in nucleic acid chemistry and molecular biology to internally develop new tests for our SmartCycler and GeneXpert systems. For example, we have recently completed clinical trials of our GBS test and are nearing completion of the clinical trial for our Enterovirus (“EV”) test, both of which we developed internally for our GeneXpert system. We are also working on developing a product for MRSA/MSSA on the GeneXpert System. In addition, we are working with strategic partners and major academic medical centers to co-develop and validate additional tests. Some of our significant collaborators for the development of new tests include the Children’s Medical Center of Dallas, the Fred Hutchinson Cancer Research Center, the CDC, the FDA, the USDA and the United States Army Medical Research Institute of Infectious Diseases. We intend to further pursue these and additional strategic relationships to rapidly expand our test development and commercialization.

▶	Enhance international platform. We recently introduced our first European clinical molecular diagnostics product for use on the GeneXpert system. We plan to introduce several additional CE mark-approved tests in the near term, including GBS and EV, and intend to leverage our existing European infrastructure to sell these products. We conduct our European operations through our French subsidiary, Cepheid SA, which has a facility, sales and customer support personnel and an established European distribution network. We will continue to expand our distribution network in Europe as we introduce new tests. In addition, we intend to expand in other international markets.

▶	Expand applications in the industrial and biothreat markets. We currently sell products into the industrial and biothreat markets and intend to expand our offerings in these markets. For example, in the industrial market we sell tests to detect E. coli O:157 to FDA testing laboratories and tests to detect avian influenza, or bird flu, to the USDA. We intend to expand our product offerings in the industrial market in areas such as environmental and water testing. In the biothreat market, we currently sell products for use by the USPS and the US Department of State. We intend to expand our sales of biothreat products to first-responders, other government agencies and civilian markets, as well as to continue to sell anthrax tests for use with the BDS.
OUR CORPORATE INFORMATION
We were incorporated in March 1996 in the State of California. Our principal executive offices are located at 904 Caribbean Drive, Sunnyvale, California 94089 and our telephone number is (408) 541-4191. Our website is located at www.cepheid.com. Information contained on our website or any linked websites is not part of this prospectus supplement. Additional information regarding our company is set forth in documents on file with the Securities and Exchange Commission (“SEC”) and incorporated by reference in this prospectus supplement. See “Information incorporated by reference” and “Where you can find more information.”

The offering

Common stock we are offering	10,000,000 shares

Common stock to be outstanding after this offering	52,755,336 shares

Use of proceeds	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and our estimated offering expenses, will be approximately $85,079,000, or approximately $97,916,000 if the underwriters exercise their over-allotment option in full, assuming a public offering price of $9.08 per share. We currently intend to use the net proceeds to fund future acquisitions of molecular markers and/or complementary products, technologies or companies. We have no current agreements or commitments with respect to any such acquisition. See “Use of proceeds.”

Nasdaq National Market symbol	CPHD

Risk factors	An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully review the information under the caption “Risk factors.”
The number of shares of our common stock to be outstanding after this offering in the table above is based on the number of shares outstanding as of December 31, 2005 and does not include:

▶	6,643,899 shares of our common stock issuable upon the exercise of stock options issued under our stock option plans and outstanding as of December 31, 2005 having a weighted average exercise price of $6.53 per share;

▶	an additional 215,083 shares of common stock available for future issuance under our stock option plans and employee stock purchase plan as of December 31, 2005; and

▶	up to 1,500,000 additional shares of common stock that we have agreed to sell if the underwriters exercise in full their over-allotment option.
Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option.

Summary consolidated financial data
The consolidated statement of operations data set forth below for the years ended December 31, 2003, 2004 and 2005 are derived from our audited consolidated financial statements incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements, including the related notes thereto, and “Management’s discussion and analysis of financial condition and results of operations” and “Selected financial data” in our Annual Report on Form 10-K for the year ended December 31, 2005, incorporated by reference in this prospectus supplement and the accompanying prospectus.
The as adjusted balance sheet data as of December 31, 2005 has been adjusted to give effect to the sale of the 10,000,000 shares of our common stock in this offering, assuming a public offering price of $9.08 per share, and receipt by us of the net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, as though this sale occurred as of December 31, 2005.

	Year ended December 31,

Statement of operations data:	2003	2004	2005

	(in thousands, except per share data)
Revenues:
Instrument sales	$13,012	$27,922	$28,263
Reagent and disposable sales	2,805	22,045	52,177

Total product sales	15,817	49,967	80,440
Contract revenues	638	2,967	3,062
Grant and government sponsored research revenues	2,079	34	1,508

Total revenues	18,534	52,968	85,010

Costs and operating expenses:
Costs of product sales	8,628	27,541	46,232
Collaboration profit sharing	262	6,096	14,483
Research and development (including charges for stock-based compensation of $68, $16 and zero in 2003, 2004 and 2005, respectively)	15,330	15,903	18,961
Selling, general and administrative (including charges for stock-based compensation of $31, zero and zero in 2003, 2004 and 2005, respectively)	11,872	16,134	18,901
Expense for patent related matter	—	1,264	—

Total costs and operating expenses	36,092	66,938	98,577

Loss from operations	(17,558)	(13,970)	(13,567)
Other income (expenses), net	27	170	(27)

Net loss	$(17,531)	$(13,800)	$(13,594)

Basic and diluted net loss per share	$(0.53)	$(0.34)	$(0.32)

Shares used in computing basic and diluted net loss per share	33,367	41,083	42,494

	As of December 31, 2005

Balance sheet data:	Actual	As adjusted

	(in thousands)
Cash, cash equivalents and marketable securities	$37,222	$122,301
Working capital	19,561	104,640
Total assets	103,188	188,267
Long-term obligations	2,439	2,439
Accumulated deficit	(107,501)	(107,501)
Shareholders’ equity	55,403	140,482

Risk factors
Before you invest in our common stock, you should be aware of various risks to which we may be subject, including those described below. The following risks and uncertainties may have a material and adverse effect on our business, financial condition, results of operations or the trading price of our common stock. You should carefully consider these risks and uncertainties, together with all of the other information included or incorporated by reference in this prospectus supplement and the documents incorporated by reference herein before you decide whether to purchase any of our common stock. If any of the material risks or uncertainties we face were to occur, the trading price of our common stock could decline and you may lose all or part of your investment.
RISKS RELATED TO OUR BUSINESS
We may not achieve profitability.
We have incurred operating losses in each year since our inception and expect to have negative cash flow from operations through at least the end of 2006. We experienced net losses of approximately, $17.5 million in 2003, $13.8 million in 2004 and $13.6 million in 2005. As of December 31, 2005, we had an accumulated deficit of approximately $107.5 million. Our ability to become profitable will depend on our ability to increase our revenues, which is subject to a number of factors including our ability to successfully penetrate the clinical market, our ability to successfully market the GeneXpert system and develop effective GeneXpert tests, the extent of our participation in the USPS BDS program and the operating parameters of the BDS program, which will affect the rate of our consumable products sold, the success of our other collaborative programs, our ability to compete effectively against current and future competitors, global economic and political conditions and the impact of the new accounting for share-based payments such as stock options. Our ability to become profitable also depends on our expense levels and product gross margin, which are also influenced by a number of factors, including the resources we devote to developing and supporting our products, the continued progress of our research and development of potential products, our ability to improve manufacturing efficiencies, license fees or royalties we may be required to pay, and the potential need to acquire licenses to new technology or to use our technology in new markets, which could require us to pay unanticipated license fees and royalties in connection with these licenses. Our expansion efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenues to offset these higher expenses. These expenses, among other things, may cause our net income and working capital to decrease. If we fail to grow our revenue and manage our expenses and improve our product gross margin, we may never achieve profitability. If we fail to do so, the market price of our common stock will likely decline.
Our participation in the USPS Biohazard Detection System program and other similar programs may not result in predictable contracts or revenues.
Our participation in the USPS BDS program or any similar government programs involves significant uncertainties related to governmental decision-making and timing of deployment, and is highly sensitive to changes in national and international priorities and budgets. The world geopolitical climate in the wake of the September 11, 2001 terrorist attacks has created substantial public interest in the BDS. However, budgetary pressures may result in reduced allocations to government agencies such as the USPS, sometimes without advanced notice. We cannot be certain that actual funding and operating parameters, or product purchases, will occur at currently expected levels or in the currently expected timeframe. In this and any similar future programs, there may be no obligation on the part of the eventual customer to buy a minimum number of units or tests, so, even though we have been awarded a production contract, we may be subject to future spending patterns and budgetary cycles.

Risk factors

Furthermore, if we participate in any other collaborations bidding for government contracts, the bidding and evaluation process could be lengthy and involve significant expense, and may never result in a contract or a contract with acceptable terms. Accordingly, our participation in the USPS BDS program and other similar programs is subject to a number of risks and uncertainties and may never yield the currently expected revenues.
If we cannot successfully commercialize our products, our business could be harmed.
If our tests for use on the SmartCycler and GeneXpert platforms do not gain market acceptance, we will be unable to generate significant sales, which will prevent us from achieving profitability. We are in the process of researching and developing several tests, including MRSA. Many factors may affect the market acceptance and commercial success of our products, including:

▶	timely development of a menu of tests and reagents;

▶	the results of clinical trials needed to support any regulatory approvals of our tests;

▶	our ability to obtain requisite FDA or other regulatory clearances or approvals for our tests under development on a timely basis;

▶	demand for the tests and reagents we are able to introduce;

▶	the timing of market entry for various tests for the GeneXpert and the SmartCycler systems;

▶	our ability to convince our potential customers of the advantages and economic value of our systems and tests over competing technologies and products;

▶	the breadth of our test menu relative to competitors;

▶	the extent and success of our marketing and sales efforts; and

▶	publicity concerning our systems and tests.
In particular, we believe that the success of our business will depend in large part on our ability to commercialize our products for the clinical market. Our current reliance on revenues from the USPS BDS program has resulted in substantial revenue concentrations in recent periods. We believe that successfully building our business in the clinical market is critical to our long-term goals and success. We have limited experience operating in the clinical market and, as a result, we have limited ability to forecast future demand for our products in this market. In addition, we have committed substantial funds to licenses that are required for us to enter the clinical market. If we cannot successfully penetrate the clinical market to exploit these licenses, ongoing payments that we have agreed to make under them could significantly harm our business and operating results in future periods.
The regulatory approval process is expensive, time-consuming and uncertain and may prevent us from obtaining required approvals for the commercialization of some of our products.
In the clinical market, our products may generally be regulated as medical devices by the FDA and comparable agencies of other countries. In particular, FDA regulations govern activities such as product development, product testing, product labeling, product storage, premarket clearance or approval, manufacturing, advertising, promotion, product sales, reporting of certain product failures and distribution. Some of our products, depending on their intended use, will require either premarket approval (PMA), or 510(k) clearance from the FDA prior to marketing. The 510(k) clearance process usually takes from three to six months from submission, but can take longer. The premarket approval process is much more costly, lengthy, and uncertain and generally takes from one to two years or longer from submission. Clinical trials are generally required to support both PMA and 510(k)

Risk factors

submissions. Certain of our products for use on our SmartCycler and GeneXpert systems, when used for clinical purposes, may require premarket approval and all such products will most likely, at a minimum, require 510(k) clearance. We are in the process of conducting clinical trials for several of our proposed test products and are planning clinical trials for other proposed products. Clinical trials are expensive and time-consuming. In addition, the commencement or completion of any clinical trials may be delayed or halted for any number of reasons, including product performance, changes in intended use, changes in medical practice and issues with evaluator Institutional Review Boards.
Failure to comply with the applicable requirements can result in, among other things, warning letters, administrative or judicially imposed sanctions such as injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal to grant premarket clearance or premarket approval for devices, withdrawal of marketing clearances or approvals, or criminal prosecution. To date, only the GBS and MRSA tests developed by Infectio Diagnostics, Inc. for use on the SmartCycler have received FDA clearance. Approval or clearance from the FDA or any other governmental body has not been sought for other products for the SmartCycler or GeneXpert. If the FDA were to disagree with our regulatory assessment and conclude that approval or clearance is necessary to market the products, we could be forced to cease marketing the products and seek approval or clearance. With regard to those future products for which we will seek 510(k) clearance or premarket approval from the FDA, any failure or material delay to obtain such clearance or approval could harm our business. In addition, it is possible that the current regulatory framework could change or additional regulations could arise at any stage during our product development or marketing, which may adversely affect our ability to obtain or maintain approval of our products and could harm our business.
Our manufacturing facilities, where we assemble and produce the SmartCycler system and the GeneXpert system, cartridges and reagents, are subject to periodic regulatory inspections by the FDA and other federal and state regulatory agencies. For example, these facilities are subject to Quality System Regulations (“QSR”) of the FDA and are subject to annual inspection and licensing by the State of California. If we fail to maintain these facilities in accordance with the QSR requirements, international quality standards or other regulatory requirements, our manufacturing process could be suspended or terminated, which would harm our business.
We rely on licenses of key technology from third parties and will require additional licenses for many of our new product candidates.
We rely on third-party licenses to be able to sell many of our products, and we could lose any of our third-party licenses for a number of reasons, including, for example, early terminations of such agreements due to breaches or alleged breaches by either party to the agreement. If we are unable to enter into a new agreement for licensed technologies, either on terms that are acceptable to us or at all, we may be unable to sell some of our products or access some geographic or industry markets. We also need to introduce new products and product features in order to market our products to a broader customer base and grow our revenues, and many new products and product features could require us to obtain additional licenses and pay additional license fees and royalties. Furthermore, for some markets, we intend to manufacture reagents and tests for use on our instruments. We believe that manufacturing reagents and developing tests for our instruments is important to our business and growth prospects, but will require additional licenses, which may not be available on commercially reasonable terms or at all. Our ability to develop, manufacture and sell products, and our strategic plans and growth, could be impaired if we are unable to obtain these licenses or if these licenses are terminated or expire and cannot be renewed. We may not be able to obtain or renew licenses for a given product or product feature, or for some reagents, on commercially reasonable terms, if at all. Furthermore, some of our competitors have rights to technologies and reagents that we do not have,

Risk factors

which may put us at a competitive disadvantage in certain circumstances and could adversely affect our performance.
If we acquire companies, products or technologies, we may face risks associated with those acquisitions.
If we are presented with appropriate opportunities, we intend to acquire or make other investments in complementary companies, products or technologies. We may not realize the anticipated benefit of any acquisition or investment. If we acquire companies or technologies, we will likely face risks, uncertainties and disruptions associated with the integration process, including difficulties in the integration of the operations and services of an acquired company, integration of acquired technology with our products, diversion of our management’s attention from other business concerns, the potential loss of key employees or customers of the acquired businesses and impairment charges if future acquisitions are not as successful as we originally anticipate. If we fail to successfully integrate other companies, products or technologies that we may acquire, our business could be harmed. Furthermore, we may have to incur debt or issue equity securities to pay for any additional future acquisitions or investments, the issuance of which could be dilutive to our existing shareholders. In addition, our operating results may suffer because of acquisition-related costs or amortization expenses or charges relating to acquired intangible assets.
Concerns about other national and international crises may increase public interest in products such as ours.
Concerns about recent perceived international crises, such as the spread of severe acute respiratory syndrome, or SARS, avian influenza or West Nile viruses, may increase public interest in products or technologies such as ours, even if there are no commercially available products for such applications. This increased interest could affect the market price of our common stock, despite the fact that we have not achieved any material revenues from these applications. In addition, public concern over these issues could wane over time, which could result in a decline in the market price of our common stock. We cannot assure you that any products that we may develop to address any such concerns will result in any material revenues to us.
We expect that our operating results will fluctuate significantly, and any failure to meet financial expectations may result in a decline in our stock price.
We expect that our quarterly operating results will fluctuate in the future as a result of many factors, such as those described elsewhere in this section, many of which are beyond our control. Because our revenue and operating results are difficult to predict, we believe that period-to-period comparisons of our results of operations are not a good indicator of our future performance. Our operating results may be affected by the inability of some of our customers to consummate anticipated purchases of our products, whether due to changes in internal priorities or, in the case of governmental customers, problems with the appropriations process and variability and timing of orders or manufacturing variances. If revenue declines in a quarter, whether due to a delay in recognizing expected revenue, unexpected costs or otherwise, our results of operations will be harmed because many of our expenses are relatively fixed. In particular, research and development and selling, general and administrative expenses are not significantly affected by variations in revenue. If our quarterly operating results fail to meet or exceed the expectations of securities analysts or investors, our stock price could drop suddenly and significantly.

Risk factors

If we are unable to manufacture our products in sufficient quantities and in a timely manner, our operating results will be harmed and our ability to generate revenue could be diminished.
Our revenues and other operating results will depend in large part on our ability to manufacture and assemble our products in sufficient quantities and in a timely manner. Any interruptions we experience in the manufacturing or shipping of our products could delay our ability to recognize revenues in a particular quarter. We have limited experience in manufacturing large volumes of products and manufacturing problems can and do arise or we may be unable to adequately scale-up manufacturing in a timely manner or on a commercially reasonable basis if we experience increased demand. In the past, we have experienced problems and delays in production that have impacted our product yield and caused delays in our ability to ship finished products and we may experience such delays in the future. We may not be able to react quickly enough to ship products and recognize anticipated revenues for a given period if we experience significant delays in the manufacturing process. If we are unable to manufacture our products consistently and on a timely basis, our revenues from product sales, gross margins and our other operating results will be materially and adversely affected.
If certain single source suppliers fail to deliver key product components in a timely manner, our manufacturing ability would be impaired and our product sales could suffer.
We depend on certain single source suppliers that supply components used in the manufacture of the SmartCycler system, the GeneXpert modules and system, and our disposable reaction tubes and cartridges. If we need alternative sources for key component parts for any reason, these component parts may not be immediately available to us. If alternative suppliers are not immediately available, we will have to identify and qualify alternative suppliers, and production of these components may be delayed. We may not be able to find an adequate alternative supplier in a reasonable time period, or on commercially acceptable terms, if at all. Shipments of affected products have been limited or delayed as a result of such problems in the past, and similar problems could occur in the future. Our inability to obtain our key source supplies for the manufacture of our products may require us to delay shipments of products, harm customer relationships or force us to curtail or cease operations.
If certain of our products fail to obtain an adequate level of reimbursement from third-party payers, our ability to sell products in the clinical molecular diagnostics market would be harmed.
Our ability to sell our products in the clinical molecular diagnostics market will depend in part on the extent to which reimbursement for tests using our products will be available from:

▶	government health care programs and health administration authorities;

▶	private health coverage insurers;

▶	managed care organizations; and

▶	other organizations.
There are efforts by governmental and third-party payers to contain or reduce the costs of health care through various means. Additionally, third-party payers are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using our products, they may forego or reduce their use. Significant uncertainty exists as to the reimbursement status of newly approved health care products and whether adequate third-party coverage will be available.

Risk factors

If our competitors and potential competitors develop superior products and technologies, our competitive position and results of operations would suffer.
We face intense competition from a number of companies that offer products in our target markets. These competitors include:

▶	companies developing and marketing sequence detection systems for industrial research products;

▶	healthcare companies that manufacture laboratory-based tests and analyzers;

▶	diagnostic companies; and

▶	companies developing or offering biothreat detection technologies.
Several companies provide instruments and reagents for DNA amplification or detection. Applied Biosystems, Roche, Bio-Rad Laboratories and Stratagene sell systems integrating DNA amplification and detection (sequence detection systems) to the commercial market. Idaho Technologies sells sequence detection systems to the military market. Roche, Abbott Laboratories and GenProbe sell large sequence detection systems, some with separate robotic batch DNA purification systems and sell reagents to the clinical market. Other companies, including Becton, Dickson and Company, Bayer and bioMerieux, offer molecular tests.
If our products do not perform as expected, or the reliability of the technology on which our products are based is questioned, we could experience lost revenue, delayed or reduced market acceptance of our products, increased costs and damage to our reputation.
Our success depends on the market’s confidence that we can provide reliable, high-quality molecular test systems. We believe that customers in the industrial, biothreat and clinical markets are likely to be particularly sensitive to product defects and errors. Our reputation and the public image of our products or technologies may be impaired if our products fail to perform as expected or our products are perceived as difficult to use.
Despite testing, defects or errors could occur in our products or technologies. For example, in July 2005, we notified customers of a software bug in connection with the diagnostic software used in conjunction with our SmartCycler system and provided replacement software to eliminate this bug. Furthermore, with respect to the BDS program, our products are incorporated into larger systems that are built and delivered by others; we cannot control many aspects of the final product.
In the future, if we experience a material defect or error, this could result in loss or delay of revenues, delayed market acceptance, damaged reputation, diversion of development resources, legal claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Any failure in the overall BDS, even if it is unrelated to our products, could harm our business. Even after any underlying concerns or problems are resolved, any widespread concerns regarding our technology or any manufacturing defects or performance errors in our products could result in lost revenue, delayed market acceptance, damaged reputation, increased service and warranty costs and claims against us.
If product liability lawsuits are successfully brought against us, we may face reduced demand for our product and incur significant liabilities.
We face an inherent risk of exposure to product liability claims if our technologies or systems are alleged to have caused harm or do not perform in accordance with specifications, in part because our products are used for sensitive applications. We cannot be certain that we would be able to

Risk factors

successfully defend any product liability lawsuit brought against us. Regardless of merit or eventual outcome, product liability claims may result in:

▶	decreased demand for our products;

▶	injury to our reputation;

▶	costs of related litigation; and

▶	substantial monetary awards to plaintiffs.
If we become the subject of a successful product liability lawsuit, we could incur substantial liabilities, which could harm our business.
We rely on relationships with collaborative partners and other third parties for development, supply and marketing of products and potential products, and such collaborative partners or other third parties could fail to perform sufficiently.
We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain collaborative relationships with other companies. Relying on collaborative relationships is risky to our future success because, among other things:

▶	our collaborative partners may not devote sufficient resources to the success of our collaboration;

▶	our collaborative partners may not obtain regulatory approvals necessary to continue the collaborations in a timely manner;

▶	our collaborative partners may be acquired by another company and decide to terminate our collaborative partnership or become insolvent;

▶	our collaborative partners may develop technologies or components competitive with our products;

▶	components developed by collaborators could fail to meet specifications, possibly causing us to lose potential projects and subjecting us to liability;

▶	disagreements with collaborators could result in the termination of the relationship or litigation;

▶	collaborators may not have sufficient capital resources;

▶	collaborators may pursue tests or other products that will not generate significant volume for us, but may consume significant research and development and manufacturing resources;

▶	our existing collaborations may preclude us from entering into additional future arrangements; and

▶	we may not be able to negotiate future collaborative arrangements, or renewals of existing collaborative agreements, on acceptable terms.
Because these and other factors may be beyond our control, the development or commercialization of our products may delayed or otherwise adversely affected.
If we or any of our collaborative partners terminate a collaborative arrangement, we may be required to devote additional resources to product development and commercialization or we may need to cancel some development programs, which could adversely affect our product pipeline and business.
If our direct selling efforts for our products fail, our business expansion plans could suffer and our ability to generate revenue will be diminished.
We have a relatively small sales force compared to our competitors. We intend to expand our direct sales force in the future. Even if we are successful in increasing the size of our sales force, it may take

Risk factors

some period of time before any new sales personnel become effective. If our direct sales force is not successful, we may not be able to increase market awareness and sales of our products.
If our distributor relationships are not successful, our ability to market and sell our products would be harmed and our financial performance will be adversely affected.
We depend on relationships with distributors for the marketing and sales of our products in the industrial and clinical markets in various geographic regions and we have a limited ability to influence their efforts. Product sales through distributors represented 14% and 20% of total product sales for 2005 and 2004, respectively. While sales through distributors accounted for a smaller percentage of our total revenues in recent periods because of the increase in direct sales in connection with the BDS program, we expect to continue to rely substantially on our distributor relationships for sales into other markets or geographic regions, which is key to our long-term growth potential. We also rely on various distributors for our sales of SmartCycler in Europe, China, Mexico and other parts of the world. Relying on distributors for our sales and marketing could harm our business for various reasons, including:

▶	agreements with distributors may terminate prematurely due to disagreements or may result in litigation between the partners;

▶	we may not be able to renew existing distributor agreements on acceptable terms;

▶	our distributors may not devote sufficient resources to the sale of products;

▶	our distributors may be unsuccessful in marketing our products;

▶	our existing relationships with distributors may preclude us from entering into additional future arrangements; and

▶	we may not be able to negotiate future distributor agreements on acceptable terms.
We may be subject to third-party claims that we require additional licenses for our products and we could face costly litigation, which could cause us to pay substantial damages and limit our ability to sell some or all of our products.
Our industry is characterized by a large number of patents, claims of which appear to overlap in many cases. As a result, there is a significant amount of uncertainty regarding the extent of patent protection and infringement. Companies may have pending patent applications (which are typically confidential for the first eighteen months following filing) that cover technologies we incorporate in our products. As a result, we may be subjected to substantial damages for past infringement or be required to modify our products or stop selling them if it is ultimately determined that our products infringe a third party’s proprietary rights. Moreover, from time to time, we receive correspondence and other communications from companies that ask us to evaluate the need for a license of patents they hold, and indicating or suggesting that we need a license to their patents in order to offer our products and services or to conduct our business operations. In addition, Idaho Technology, Inc. and University of Utah Research Foundation filed a complaint against us in the United States District Court for the District of Utah claiming that we infringe certain patents; however, this complaint has not yet been served on us. If the plaintiffs determine to pursue this action, we intend to vigorously defend ourselves. Any litigation related to claims of patent infringement could consume our resources and lead to significant damages, royalty payments or an injunction on the sale of certain products. Any additional licenses to patented technology could obligate us to pay substantial additional royalties, which could adversely impact our product costs and harm our business.

Risk factors

If we fail to maintain and protect our intellectual property rights, our competitors could use our technology to develop competing products and our business will suffer.
Our competitive success will be affected in part by our continued ability to obtain and maintain patent protection for our inventions, technologies and discoveries, including our intellectual property that includes technologies that we license. Our ability to do so will depend on, among other things, complex legal and factual questions. We have patents related to some technology and have licensed some of our technology under patents of others. We cannot assure you that our patents and licenses will successfully preclude others from using our technology. Our pending patent applications may lack priority over others’ applications or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.
In addition to patents, we rely on a combination of trade secrets, copyright and trademark laws, nondisclosure agreements, licenses and other contractual provisions and technical measures to maintain and develop our competitive position with respect to intellectual property. Nevertheless, these measures may not be adequate to safeguard the technology underlying our products. For example, employees, consultants and others who participate in the development of our products may breach their agreements with us regarding our intellectual property and we may not have adequate remedies for the breach. We also may not be able to effectively protect our intellectual property rights in some foreign countries, as many countries do not offer the same level of legal protection for intellectual property as the United States. Furthermore, for a variety of reasons, we may decide not to file for patent, copyright or trademark protection outside of the United States. Our trade secrets could become known through other unforeseen means. Notwithstanding our efforts to protect our intellectual property, our competitors may independently develop similar or alternative technologies or products that are equal or superior to our technology. Our competitors may also develop similar products without infringing on any of our intellectual property rights or design around our proprietary technologies. Furthermore, any efforts to enforce our proprietary rights could result in disputes and legal proceedings that could be costly and divert attention from our business.
We may need to initiate lawsuits to protect or enforce our patents, which would be expensive and, if we lose, may cause us to lose some, if not all, of our intellectual property rights, and thereby impair our ability to compete.
We rely on patents to protect a large part of our intellectual property. To protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. These lawsuits could be expensive, take significant time and divert management’s attention from other business concerns. They would also put our patents at risk of being invalidated or interpreted narrowly, and our patent applications at risk of not issuing. We may also provoke these third parties to assert claims against us. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in our industry are generally uncertain. We cannot assure you that we would prevail in any of these suits or that the damages or other remedies awarded, if any, would be commercially valuable. During the course of these suits, there may be public announcements of the results of hearings, motions and other interim proceedings or developments in the litigation. Any public announcements related to these suits could cause our stock price to decline.
Our sales cycle, particularly in the industrial market and clinical market, can be lengthy, which can cause variability and unpredictability in our operating results.
The sales cycles for our products, particularly in the industrial market and the clinical market, can be lengthy, which makes it more difficult for us to accurately forecast revenues in a given period, and

Risk factors

may cause revenues and operating results to vary significantly from period to period. Sales of our products to the industrial market often involve purchasing decisions by large public and private institutions, and any purchases can require many levels of pre-approval. In addition, many of these sales depend on these institutions receiving research grants from various federal agencies, which grants vary considerably from year to year in both amount and timing due to the political process. As a result, we may expend considerable resources on unsuccessful sales efforts or we may not be able to complete transactions on the schedule anticipated.
Our international operations subject us to additional risks and costs.
Our international operations are subject to a number of difficulties and special costs, including:

▶	compliance with multiple, conflicting and changing governmental laws and regulations;

▶	laws and business practices favoring local competitors;

▶	potential for exchange and currency risks;

▶	potential difficulty in collecting accounts receivable;

▶	import and export restrictions and tariffs;

▶	difficulties staffing and managing foreign operations;

▶	difficulties and expense in enforcing intellectual property rights;

▶	business risks, including fluctuations in demand for our products and the cost and effort to conduct international operations and travel abroad to promote international distribution, and global economic conditions;

▶	multiple conflicting tax laws and regulations; and

▶	political and economic instability.
We intend to expand our international sales and marketing activities, including through our European subsidiary, and enter into relationships with additional international distribution partners. We may not be able to attract international distribution partners that will be able to market our products effectively. Our international operations could also increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult for us to conduct our business.
Our SmartCycler and GeneXpert products will be distributed throughout Europe under the CE IVD mark, and we intend to introduce additional products under the CE IVD mark as we pursue our expansion plans. Our use of the CE IVD mark is based on self declarations of conformity with stated directives and standards of the European Parliament and Council and is subject to review by competent authorities in Europe. To date, our products and use of self-declarations have not been reviewed by any competent authority. If our products are reviewed, a competent authority may find that our products do not comply with stated directives and standards. Any finding of non-conformity could prevent or otherwise adversely affect our ability to distribute products in Europe and result in other consequences, including both criminal sanctions, such as the imposition of fines or penalties, and civil claims for damages from persons suffering damage as a result of the non-conformity.

Risk factors

The nature of some of our products may also subject us to export control regulation by the US Department of State and the Department of Commerce. Violations of these regulations can result in monetary penalties and denial of export privileges.
If we fail to retain key members of our staff, our ability to conduct and expand our business would be impaired.
We are highly dependent on the principal members of our management and scientific staff. The loss of services of any of these persons could seriously harm our product development and commercialization efforts. In addition, we will require additional skilled personnel in areas such as microbiology, clinical and sales and marketing. Attracting, retaining and training personnel with the requisite skills remains challenging and, as general economic conditions improve, is becoming increasingly competitive, particularly in the Silicon Valley area of California where our main office is located. If at any point we are unable to hire, train and retain a sufficient number of qualified employees to match our growth, our ability to conduct and expand our business could be seriously reduced.
If we become subject to claims relating to improper handling, storage or disposal of hazardous materials, we could incur significant cost and time to comply.
Our research and development processes involve the controlled storage, use and disposal of hazardous materials, including biological hazardous materials. We are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. We may incur significant costs complying with both existing and future environmental laws and regulations. In particular, we are subject to regulation by the Occupational Safety and Health Administration (“OSHA”) and the Environmental Protection Agency (“EPA”), and to regulation under the Toxic Substances Control Act and the Resource Conservation and Recovery Act. OSHA or the EPA may adopt regulations that may affect our research and development programs. We are unable to predict whether any agency will adopt any regulations that would have a material adverse effect on our operations.
The risk of accidental contamination or injury from hazardous materials cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of our insurance. We may not be able to maintain insurance on acceptable terms, if at all. We could be required to incur significant costs to comply with current or future environmental laws and regulations.
Changes in the accounting treatment of stock options will adversely affect our results of operations.
In December 2004, the Financial Accounting Standard Board issued a new statement, which requires all share-based payments to employees, including grants of employee stock options, to be recognized as expense in the financial statements based on their fair values. These new rules have been effective for us since January 1, 2006. This change will materially and adversely affect our reported results of operations and our timing to achieve profitability.
If a catastrophe strikes our manufacturing facilities, we may be unable to manufacture our products for a substantial amount of time and we would experience lost revenue.
Our manufacturing facilities are located in Sunnyvale, California. Although we have business interruption insurance, our facilities and some pieces of manufacturing equipment are difficult to replace and could require substantial replacement lead-time. Various types of disasters, including earthquakes, fires, floods and acts of terrorism, may affect our manufacturing facilities. Earthquakes are of particular

Risk factors

significance since the manufacturing facilities are located in an earthquake-prone area. In the event our existing manufacturing facilities or equipment is affected by man-made or natural disasters, we may be unable to manufacture products for sale, meet customer demands or sales projections. If our manufacturing operations were curtailed or ceased, it would seriously harm our business.
We might require additional capital to support business growth, and such capital might not be available.
Although this financing will result in significant net proceeds from the sale of the shares of common stock in this offering, we currently intend to use the net proceeds to fund future acquisitions of molecular markers and/or complementary products, technologies or companies in the fields of oncology, infectious diseases and other fields appropriate for molecular diagnostics. Accordingly, we may need to engage in additional equity or debt financing to support business growth and respond to business challenges, which include the need to develop new products or enhance existing products, conduct clinical trials, enhance our operating infrastructure and acquire complementary businesses and technologies. Equity and debt financing, however, might not be available when needed or, if available, might not be available on terms satisfactory to us. In addition, to the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in dilution to our shareholders. In addition, these securities may be sold at a discount from the market price of our common stock, and may include right preferences or privileges senior to those of our common stock. If we are unable to obtain adequate financing or financing on terms satisfactory to us, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.
Compliance with regulations governing public company corporate governance and reporting is complex and expensive.
Many laws and regulations, notably those adopted in connection with the Sarbanes-Oxley Act of 2002 by the SEC and The Nasdaq National Market, impose obligations on public companies, such as ours, which have increased the scope, complexity and cost of corporate governance, reporting and disclosure practices. Our implementation of these reforms and enhanced new disclosures necessitates substantial management time and oversight and requires us to incur significant additional accounting and legal costs.
RISKS RELATED TO THIS OFFERING
Our stock price could be volatile, and your investment could suffer a decline in value.
Stock prices and trading volumes for many companies in our industry fluctuate widely for a number of reasons, including factors which may be unrelated to their businesses or results of operations such as media coverage, legislative and regulatory measures and the activities of various interest groups or organizations. This market volatility, as well as general domestic or international economic, market and political conditions, could materially and adversely affect the market price of our common stock and the return on your investment.
Historically, our stock price has been extremely volatile. Since the first quarter of 2005, the price of our common stock has ranged between a high of $11.45 per share and a low of $5.83 per share. The market price of our common stock may fluctuate significantly in the future due to a variety of factors, including:

▶	quarterly variations in our operating results;

▶	announcements or introduction of technological innovations by us or our competitors;

Risk factors

▶	changes in or our failure to meet market or, to the extent securities analysts follow our common stock, securities analysts’ expectations;

▶	market conditions relating to our industries;

▶	any new commercial products or clinical progress, or lack thereof, by our collaborative partners or our competitors;

▶	developments, particularly license developments, in our distribution or collaborative partner relationships;

▶	erroneous reports in the press regarding the activities of our company;

▶	future sales of our common stock; and

▶	actual or anticipated fluctuations in our operating results.
In the past, securities class action litigation has often been instituted following periods of volatility in the market price of a company’s securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management’s attention and resources.
Investors in the offering will experience immediate and substantial dilution.
The public offering price of our common stock is substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate and substantial dilution in the net tangible book value per share of common stock from the price per share that you pay for the common stock. If the holders of outstanding options exercise those options at prices below the public offering price, you will incur further dilution. See “Dilution.”
Management will have broad discretion as to the use of proceeds from this offering, and may not use these funds effectively.
Although we currently intend to use the net proceeds to fund future acquisitions of molecular markers and/or complementary products, technologies or companies, we have no current agreements or commitments with respect to any such acquisition. Accordingly, our management will retain broad discretion to utilize these proceeds. Management’s failure to use these funds effectively could have an adverse effect on the value of our common stock and could make it more difficult and costly to raise funds in the future.
Our anti-takeover measures could discourage potential takeover attempts and thus limit the price investors might be willing to pay for our common stock in the future.
The provisions of our articles of incorporation that eliminate cumulative voting, provide for a staggered board of directors and authorize our board of directors to issue preferred stock with rights superior to our common stock could discourage a third party from acquiring, or make it more difficult for a third party to acquire control of us without approval of our board of directors. These provisions could also limit the price that investors might be willing to pay for shares of our common stock in the future.
Provisions in our shareholder rights plan may inhibit transactions that could be beneficial to our shareholders.
Our board of directors has adopted a shareholder rights plan, commonly referred to as a “poison pill.” This plan entitles existing shareholders to rights, including the right to purchase shares of common stock, in the event of an acquisition of 15% or more of our outstanding common stock. This plan could prevent shareholders from profiting from an increase in the market value of their shares as a result of a change of control of our company by delaying or preventing a change of control.

Special note regarding forward-looking statements
This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “expects,” “anticipates,” “intends,” “believes,” “plans,” “might,” “will” and similar words are used to identify forward-looking statements within the meaning of the Act. These forward-looking statements, including, but not limited to, the statements in this prospectus supplement and the documents incorporated by reference in this prospectus supplement, are not based on historical fact, but rather reflect our current expectations concerning future results and events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements, including the risks outlined in this prospectus supplement or any documents or reports incorporated by reference herein. You are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. You should not assume that the information provided in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus supplement or of any sale of our common stock.

Use of proceeds
We estimate the net proceeds of this offering will be approximately $85,079,000 at an assumed public offering price of $9.08 per share, after deducting payment of underwriting discounts and commissions and estimated expenses of this offering. If the underwriters’ over-allotment option is exercised in full, we anticipate that the net proceeds will be approximately $97,916,000.
We currently intend to use the net proceeds from the sale of the shares of common stock in this offering to fund future acquisitions of molecular markers and/or complementary products, technologies or companies in the fields of oncology, infectious diseases and other fields appropriate for molecular diagnostics. We have no current agreements or commitments with respect to any such acquisition. Pending these uses, our management will retain discretion to utilize these proceeds.
The timing and amount of our actual expenditures will be based on many factors, including our ability to identify products, technologies or companies to acquire, and to negotiate and enter into definitive agreements with respect to any such acquisition.
Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Capitalization
The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of December 31, 2005:

▶	on an actual basis; and

▶	on an adjusted basis to give effect to the sale of 10,000,000 shares of our common stock we are offering at an assumed public offering price of $9.08 per share and receipt by us of the net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses to be paid by us.

	As of
	December 31, 2005

		As
	Actual	adjusted

	(in thousands, except
	share and per share data)
Cash, cash equivalents and marketable securities	$37,222	$122,301

Long-term obligations	2,439	2,439

Shareholders’ equity:
Preferred stock, no par value per share; 5,000,000 shares authorized; no shares issued and outstanding, actual; no shares issued and outstanding, as adjusted	—	—
Common stock, no par value per share; 100,000,000 shares authorized; 42,755,336 shares issued and outstanding, actual; 52,755,336 shares issued and outstanding, as adjusted	155,347	240,426
Additional paid in capital	7,518	7,518
Accumulated other comprehensive income	39	39
Accumulated deficit	(107,501)	(107,501)

Total shareholders’ equity	55,403	140,482

Total capitalization	$57,842	$142,921

You should read the table above in conjunction with “Management’s discussion and analysis of financial condition and results of operation” and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. The number of shares of our common stock in the actual and as adjusted columns in the table above excludes:

▶	6,643,899 shares of our common stock issuable upon the exercise of options issued under our stock option plans and outstanding as of December 31, 2005 at a weighted average exercise price of $6.53 per share;

▶	an additional 215,083 shares of common stock available for future issuance under our stock option plans and employee stock purchase plan as of December 31, 2005; and

▶	up to 1,500,000 additional shares of common stock that we have agreed to sell if the underwriters exercise in full their over-allotment option.

Price range of common stock
Our common stock is traded publicly through The Nasdaq National Market under the symbol “CPHD.” The following table presents quarterly information on the price range of our common stock. This information indicates the high and low sales prices reported by The Nasdaq National Market. These prices do not include retail markups, markdowns or commissions.

	High	Low

Fiscal year ended December 31, 2004
First quarter	$13.56	$8.45
Second quarter	11.54	6.16
Third quarter	11.48	6.71
Fourth quarter	10.74	7.72
Fiscal year ended December 31, 2005
First quarter	$11.45	$8.57
Second quarter	10.20	7.28
Third quarter	8.96	6.93
Fourth quarter	11.19	5.83
Fiscal year ended December 31, 2006
First quarter (through February 23, 2006)	$10.70	$8.37
On February 23, 2006, the last sale price reported on The Nasdaq National Market for our common stock was $9.08 per share. As of February 1, 2006, there were approximately 209 holders of record of our common stock. The actual number of shareholders is greater than this number of record holders, and includes shareholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include shareholders whose shares may be held in trust by other entities.
Dividend policy
We have never declared or paid any cash dividends on our common stock. We anticipate that we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future.

Dilution
If you invest in our common stock, your interest will be diluted to the extent of the difference between the public offering price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.
Our net tangible book value on December 31, 2005 was approximately $25,646,000, or approximately $0.60 per share. “Net tangible book value” is total assets minus the sum of liabilities and intangible assets. “Net tangible book value per share” is net tangible book value divided by the total number of shares of common stock outstanding.
As adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. After giving effect to the sale of 10,000,000 shares of our common stock in this offering at an assumed public offering price of $9.08 per share and after deducting underwriting discounts and commissions and our estimated offering expenses, our as adjusted net tangible book value as of December 31, 2005 would have been $2.10 per share. This amount represents an immediate increase in net tangible book value of $1.50 per share to existing shareholders and an immediate dilution in net tangible book value of $6.98 per share to purchasers of common stock in this offering, as illustrated in the following table:

Assumed public offering price per share		$9.08
Net tangible book value per share as of December 31, 2005	$0.60
Increase in net tangible book value per share attributable to new investors	1.50

As adjusted net tangible book value per share after this offering		2.10

Dilution per share to new investors		$6.98

If the underwriters exercise their over-allotment option in full, the as adjusted net tangible book value as of December 31, 2005 would have been $2.28 per share, representing an increase to existing shareholders of $1.68 per share, and there will be an immediate dilution of $6.80 per share to new investors. The number of shares of our common stock in the table above excludes:

▶	6,643,899 shares of our common stock issuable upon the exercise of stock options issued under our stock option plans and outstanding as of December 31, 2005 having a weighted average exercise price of $6.53 per share;

▶	an additional 215,083 shares of common stock available for future issuance under our stock option plans and employee stock purchase plan as of December 31, 2005; and

▶	up to 1,500,000 additional shares of common stock that we have agreed to sell if the underwriters exercise in full their over-allotment option.
To the extent that these options are exercised, there could be further dilution to new investors.

Underwriting
We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, William Blair & Company, L.L.C. and Robert W. Baird & Co. Incorporated are the representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Number of
Underwriters	shares

UBS Securities LLC
William Blair & Company, L.L.C.
Robert W. Baird & Co. Incorporated

Total	10,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.
Our common stock is offered subject to a number of conditions, including:

▶	receipt and acceptance of our common stock by the underwriters; and

▶	the underwriters’ right to reject orders in whole or in part.
In connection with this offering, certain of the underwriters or securities dealers may distribute this prospectus supplement and the accompanying prospectuses electronically.
OVER-ALLOTMENT OPTION
We have granted the underwriters an option to buy up to 1,500,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.
COMMISSIONS AND DISCOUNTS
Shares sold by the underwriters to the public will initially be offered at the offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $           per share from the public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $           per share from the public offering price. If all the shares are not sold at the public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Underwriting

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters, assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 1,500,000 shares:

	No exercise	Full exercise

Per share	$	$
Total	$	$
We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $500,000.
In compliance with NASD guidelines, the maximum commission or discount to be received by any NASD member or independent broker-dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement.
NO SALES OF SIMILAR SECURITIES
We and our executive officers and directors have entered into lock-up agreements with the underwriters. Under these lock-up agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC, sell, offer to sell, contract or agree to sell, hypothecate, hedge, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or warrants or other rights to purchase our common stock, subject to certain permitted exceptions. These restrictions will be in effect for a period of 90 days after the date of this prospectus supplement. The 90-day lock-up period may be extended under certain circumstances where we announce or pre-announce earnings or material news or a material event within approximately 18 days prior to, or approximately 16 days after, the termination of the 90-day period. At any time and without public notice, UBS Securities LLC may, in its sole discretion, release all or some of the securities from these lock-up agreements.
INDEMNIFICATION AND CONTRIBUTION
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters and their controlling persons may be required to make in respect of those liabilities.
NASDAQ NATIONAL MARKET QUOTATION
Our common stock is quoted on The Nasdaq National Market under the symbol “CPHD.”
PRICE STABILIZATION, SHORT POSITIONS, PASSIVE MARKET MAKING
In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

▶	stabilizing transactions;

▶	short sales;

▶	purchases to cover positions created by short sales;

▶	imposition of penalty bids;

Underwriting

▶	syndicate covering transactions; and

▶	passive market making.
Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering. Short sales may be “covered short sales,” which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked short sales,” which are short positions in excess of that amount.
The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which they may purchase shares through the over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.
The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.
As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on The Nasdaq National Market, in the over-the-counter market or otherwise.
In addition, in connection with this offering certain of the underwriters (and selling group members) may engage in passive market making transactions in our common stock on The Nasdaq National Market prior to the pricing and completion of this offering. Passive market making consists of displaying bids on The Nasdaq National Market no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are generally limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of these transactions. If passive market making is commenced, it may be discontinued at any time.
AFFILIATIONS
Certain of the underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive fees.
The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at http://www.cepheid.com; however, that information is not a part of this prospectus supplement or the accompanying prospectus.
Information incorporated by reference
The SEC allows us to “incorporate by reference” in this prospectus supplement the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus supplement. We incorporate by reference in this prospectus supplement the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus supplement:

▶	our Annual Report on Form 10-K for the year ended December 31, 2005;

▶	the description of our common stock set forth in our registration statement on Form 8-A filed with the SEC on June 6, 2000; and

▶	the description of our shareholder rights plan set forth in our registration statement on Form 8-A filed with the SEC on October 4, 2002.
Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus supplement (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Cepheid
904 Caribbean Drive
Sunnyvale, California 94089-1189
Attn: Investor Relations
(408) 541-4191

Legal matters
Fenwick & West LLP, San Francisco, California, is giving us an opinion on the validity of the shares covered by this prospectus supplement. Reed Smith LLP, San Francisco, California, is counsel for the underwriters in connection with this offering.
Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus supplement. Our financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

PROSPECTUS

$120,000,000
Common stock

We may offer and sell from time to time in one or more offerings shares of common stock of Cepheid up to a total public offering price of $120,000,000.
Our common stock is quoted on The Nasdaq National Market under the symbol “CPHD.” The closing sales price of our common stock on The Nasdaq National Market on February 22, 2006 was $9.71 per share.
Each time we sell shares, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Information Incorporated by Reference” before you make your investment decision.
We will sell the shares to underwriters or dealers, through agents or directly to investors, or a combination of these methods.
Investing in our common stock involves a high degree of risk. See “Risk factors” beginning on page 3 of this prospectus, as well as in supplements to this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is February 22, 2006.

Cepheid®, the Cepheid logo, Smart Cycler® and GeneXpert® are registered trademarks of Cepheid. Smart Cycler II is a trademark of Cepheid. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

About this prospectus
This prospectus is part of a “shelf” registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the “SEC”. By using a shelf registration statement, we may issue and sell to the public any part or all of the shares described in the registration statement, at any time and from time to time, in one or more public offerings, up to an aggregate amount of $120,000,000. The exhibits to our registration statement contain the text of certain contracts and other important documents we have summarized in this prospectus, in any prospectus supplement or in the documents incorporated by reference in this prospectus. Since these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer, you should review the full text of these documents. The registration statement, the exhibits and the documents incorporated by reference can be obtained from the SEC as indicated under the heading “Where you can find more information.”
This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of those securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described below under the heading “Where you can find more information,” and “Information incorporated by reference.”
We may sell the securities to or through underwriters, dealers or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. See “Plan of distribution” below. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission or discount arrangements with them.
You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or a prospectus supplement is accurate as of any date other than the date on the front of the document.
References in this prospectus to Cepheid, we, us and our are to Cepheid, a California corporation.
Where you can find more information
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public from the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of any document we file at prescribed rates by writing to the Public Reference Section of the Securities Exchange Commission at that address. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Information about us, including our SEC filings, is also available on our website at www.cepheid.com; however, that information is not a part of this prospectus or any accompanying prospectus supplement.

Information incorporated by reference
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. We incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the termination of the offering under this prospectus:

▶	Annual Report on Form 10-K for the year ended December 31, 2005;

▶	The description of our common stock contained in our registration statement on Form 8-A filed on June 6, 2000; and

▶	The description of our shareholder rights plan in our registration statement on Form 8-A filed on October 4, 2002.
Notwithstanding the foregoing, we are not incorporating any document or information deemed to have been furnished and not filed in accordance with SEC rules. You may obtain a copy of any or all of the documents referred to above which may have been or may be incorporated by reference into this prospectus (excluding certain exhibits to the documents) at no cost to you by writing or telephoning us at the following address:
Cepheid
904 Caribbean Drive
Sunnyvale, California 94089-1189
Attn: Investor Relations
(408) 541-4191
The mailing address of our principal executive offices is 904 Caribbean Drive, Sunnyvale, California 94089-1189, and our telephone number at that location is (408) 541-4191.

Risk factors
Investment in our common stock involves a high degree of risk. You should carefully consider the risks described in the section entitled “Risk factors” in any prospectus supplement as well as in the section entitled “Management’s discussion and analysis of financial condition and results of operations” contained in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q filed subsequent to such Form 10-K, which are incorporated herein by reference in their entirety, as well as other information in this prospectus, any accompanying prospectus supplement and any other documents or reports incorporated by reference herein before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment.
Special note regarding forward-looking statements
This prospectus, including the documents incorporated by reference in this prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “expects,” “anticipates,” “intends,” “believes,” “plans,” “might,” “will” and similar words are used to identify forward-looking statements within the meaning of the Act. These forward-looking statements, including, but not limited to, the statements in this prospectus and the documents incorporated by reference in this prospectus and any prospectus supplement, are not based on historical fact, but rather reflect our current expectations concerning future results and events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements, including the risks outlined in this prospectus, any accompanying prospectus supplement or any documents or reports incorporated by reference herein. You are cautioned not to place undue reliance on these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.
Use of proceeds
Unless otherwise specified in a prospectus supplement accompanying this prospectus, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund future acquisitions of molecular markers and/or complementary products, technologies or companies. We have no current agreements or commitments with respect to any such acquisition.
The timing and amount of our actual expenditures will be based on many factors, including our ability to identify products, technologies or companies to acquire, and to negotiate and enter into definitive agreements with respect to any such acquisition.
Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Plan of distribution
We may sell the offered securities (a) through agents; (b) through underwriters or dealers; (c) directly to one or more purchasers; or (d) through a combination of any of these methods of sale.
We may distribute the securities from time to time in one or more these transactions (a) at a fixed price or prices, which may be changed, (b) at market prices prevailing at the time of sale, (c) at prices related to the prevailing market prices or (d) at negotiated prices. We may engage in at the market offerings of our common stock. An “at the market” offering is an offering of our common stock at other than a fixed price to or through a market maker. We may also determine the price or other terms of the securities offered under this prospectus by use of an electronic auction.
The prospectus supplement with respect to the securities being offered will set forth the terms of the offering, including the names of the underwriters, dealers or agents, if any, the method of distribution, the purchase price of the securities, the net proceeds to us, any underwriting discounts and other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the securities may be listed. Also, if applicable, we will describe in the prospectus supplement how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters’ obligations with respect to the auction.
If underwriters are used in an offering of the securities, we will execute an underwriting agreement with the underwriters and will specify the name of each underwriter and the terms of the transaction (including any underwriting discounts and other terms constituting compensation of the underwriters and any dealers) in a prospectus supplement. If an underwriting syndicate is used, the managing underwriter(s) will be specified on the cover of the prospectus supplement. If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions described above, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase the offered securities will be subject to conditions precedent, and the underwriters will be obligated to purchase all of the offered securities if any are purchased. We may grant underwriters who participate in the distribution of the securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.
If dealers are used in an offering of the securities, we will sell the securities to the dealers as principals. The dealers then may resell the securities to the public at varying prices which they determine at the time of resale. The names of the dealers and the terms of the transaction will be specified in a prospectus supplement.
The securities may be sold directly by us or through agents we designate. If agents are used in an offering, the names of the agents and the terms of the agency will be specified in a prospectus supplement. Unless otherwise indicated in a prospectus supplement, the agents will act on a best-efforts basis for the period of their appointment.
Dealers and agents named in a prospectus supplement may be deemed to be underwriters (within the meaning of the Securities Act of 1933) of the securities described therein. In addition, we may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resales thereof.
Underwriters, dealers and agents may be entitled to indemnification by us against specific civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that the underwriters or agents may be required to make. The terms of any indemnification agreement will be set forth in a prospectus supplement. Underwriters, dealers or agents and their associates who may become involved in the sale of the securities may engage in transactions with, and perform services for us in the ordinary course of business. In addition, we may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the applicable prospectus supplement, naming the underwriter.
Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect that such transactions may have on the price of the securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.
Any common stock sold pursuant to a prospectus supplement will be eligible for listing and trading on the Nasdaq National Market, subject to official notice of issuance. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice.
Legal matters
Unless otherwise specified in the prospectus supplement accompanying this prospectus, Fenwick & West LLP, 275 Battery Street, 16th Floor, San Francisco, California 94111, will provide opinions regarding the authorization and validity of the securities. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.
Experts
Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, and management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2005, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule and management’s assessment of the effectiveness of internal control over financial reporting are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.